Letter of Engagement

Brokerage Representation

In consideration of the provision of services by Beacon Hill Shipping Ltd. (“BHS”) of 2150 - 1188 West Georgia Street, Vancouver, B.C., Canada V6E 4A2 and for other good and valuable consideration (the receipt and sufficiency of which are agreed by the parties) to White Mountain Titanium Corporation (“WMTC”), a Nevada Corporation with Principal and Executive offices at 2150 - 1188 West Georgia Street Vancouver, B.C. Canada V6E 4A2 and Cia. Minera Rutile Chile Ltda. (“CMR”) of Enrique Foster Sur 20, Piso 19, Los Condes, Santiago, Chile (together and individually, WMTC and CMR are called the “Project Owners”), it is agreed among BHS, WMTC and CMR (the “parties”) as follows:

1.
Engagement. The Project Owners hereby engage the services of BHS to act throughout the Term as the exclusive ocean shipping broker for the Cerro Blanco Project (“CBP”), the scope and location of the CBP being more particularly set out in Schedule A hereto.

2.
Term. The term (the “Term”) of this Agreement commences on the date of this Agreement and runs without interruption for the ‘life of the mine’, that is, for and throughout the whole period of commercial economic exploration, extraction, mining or other exploitation of all mines, metals or minerals, precious or base (collectively and individually, the “Materials”) at or through the site or sites of the CBP, until commercial economic quantities and grades of Materials are wholly and finally exhausted. In this Agreement the term “mining” includes the extraction or production of all Materials from, at or upon the CBP, and includes the milling, concentrating, smelting, refining, beneficiating and other processing of Materials. For greater certainty, the continuing Term shall be unaffected by any event of Force Majeure, the shutting in or stockpiling of Materials, planned or unplanned shutdowns, suspensions, curtailments, market conditions, business cycles, seasonal cycles or by any other interruptions which are typical in the ordinary course of such exploration, extraction, mining or other exploitation.

3.
Commissions. The Project Owners shall pay BHS commissions (“Commissions”) on all of the ocean shipping activities in relation to the CBP, whether or not originated by the Project Owners. Commissions shall be paid by the Project Owners based on tonnage employed carrying any and all Materials mined or otherwise extracted or transported or removed from, at or through the site of the CBP, as more particularly set out section 4. The Project Owners will deduct Commission on each particular shipment of Materials from freight and/or charter hire payable on tonnage employed or from the purchase price payable on the acquisition of a vessel. The Project Owners will remit the Commission amounts to BHS without delay or deduction and will receive and hold the Commissions in trust for BHS solely and forthwith pay such Commissions as BHS may direct and the Project Owners shall forever indemnify and hold harmless BHS therefor. Commission for freight and/or charter hire shall be deemed fully earned by BHS and be paid in full by the Project Owners to BHS five days prior to the anticipated date of arrival of the particular shipment of Materials at the port of loading.

4.	Payments. The Project Owners shall pay BHS and indemnify BHS for Commissions as follows:

a)
For each a carrier or vessel owner in relation to the CBP or Materials, sourced by BHS or not, a commission of 2.5% on the greater of (i) gross freight, whether terms are FOB, CIF or otherwise; and (ii) market freight, in either case for delivering the cargo to market, whether controlled or not, and a commission of 2.5% on settlement of demurrage and/or dispatch.

b)	The same commission as set out in section 4 a) will apply if any vessel is employed on timecharter in relation to the CBP or Materials.

c)	In the case of any sale and/or purchase of vessels by or for the Project Owners or in relation to the CBP, a commission of 1% on gross proceeds of the transaction.

5.	Services. Throughout the Term, BHS shall use its commercially reasonable efforts to provide the following services to the Project Owners:

a)	sourcing tonnage to carry the Project Owners’ cargo of Materials either directly from vessel owners or through market channels;

b)	to help evaluate freight proposals for the Materials received by the Project Owners;

c)	to assist in negotiating and concluding all voyage, timecharter or sale and purchase activity by the Project Owners.

6.
Deemed Earned. If the Project Owners do not complete for any reason any transaction placed by or on behalf of BHS, BHS shall still be entitled to and shall be deemed to have fully earned all Commissions in respect of that transaction.

7.
Records. The Project Owners shall maintain for each mining activity within the CBP up to date and complete records relating to the production, sale and transport of the Materials including accounts, records, statements and returns relating to processing of the Materials and BHS or its agents shall have the right at all reasonable times, including for a period of 36 months following the end of the Term, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the Commissions payable.

8.
Brokerage Engagement. The Project Owners acknowledge and agree that the engagement of and services to be performed by BHS hereunder are non-exclusive on the part of BHS and that BHS is an independent contractor which provides similar services to other companies. It is further understood that BHS will act solely as a broker to arrange for the services as set out above and is in no way responsible for the acts or omissions of the Project Owners.

9.
Liability for Advice. The Project Owners understand and agree that BHS will provide brokerage services in good faith and as such Project Owners agree to indemnify and hold BHS harmless for any and all liability (including without limitation indemnification for legal costs on a lawyer and own-client basis) which may be claimed against BHS as a result of advice given - whether acted upon or not.

10.
Maximum Liability. If there is any claim made by the Project Owners against BHS, notwithstanding any provision of this Agreement to the contrary, the Project Owners agree that the maximum liability owed by BHS will not exceed the amount of Commissions earned by BHS in respect of the particular shipment of Materials or transaction in question and the Project Owners hereby release, waive and discharge BHS from all liability in excess of such Commissions so earned.

11.
Own Risk. Except as otherwise expressly set out in this Agreement, each party shall at all times bear its own risk and expense, for itself and in respect of its respective employees, directors, officers, contractors and agents and each party shall insure such risks or not and on such terms as it sees fits. No party shall make nor maintain any claim for personal injury or death against any other party to this Agreement, nor in circumstances where it may reasonably be expected that another litigant would third-party or claim over against any other such party (and every such claim is hereby released, waived and discharged by each party as against each other party).

12.
Transfers. If any direct or indirect right, title, benefit or interest of the respective Project Owners in the CBP is proposed hereafter to be bargained, sold, subcontracted, sublet, assigned, mortgaged, transferred or otherwise disposed of, directly or indirectly (as the case may, a “Transfer” and each proposed recipient thereof, including in respect of every subsequent Transfer, is called a “Transferee”), the Project Owners shall provide prompt written notice thereof to BHS and, in order for any Transfer to be effective, each Transferee shall first agree in writing with all of the parties that the Transfer and Transferee shall be bound by the provisions of this Agreement.

13.
Security. CMR hereby grants to BHS, as continuing collateral security for the observance and performance of all of the respective obligations of the Project Owners under or pursuant to this Agreement, including without limitation for the payment to BHS when due of all Commissions, a first lien, charge, mortgage and security interest (collectively, the “Security”) in, on and over collateral comprising the Materials, the CBP and all present and after-acquired real and personal property, assets and undertaking of CMR and a floating charge on all real property comprised therein (collectively, the “Collateral”); the term ‘security interest’ in this Agreement has, without limitation, the meaning given in the Personal Property Security Act (British Columbia). The Security is granted and shall be held in addition to any other security, rights or remedies held from time to time by BHS, whether from CMR or any other(s). As BHS may from time to time reasonably require, the Project Owners shall execute and deliver such documents, instruments and agreements and the parties shall cause the Security to be registered, recorded or otherwise perfected in all jurisdictions and places relevant to the Collateral or to the enforcement of BHS’s rights and remedies under the Security.

14.	General Provisions. The general and miscellaneous terms and conditions set out in Schedule B are incorporated into and form part of this Agreement.

Agreed to and duly executed and delivered by the parties’ respective authorized signatories with intended effect the 26th___ day of November, 2007

/s/ Robert Fischer
Beacon Hill Shipping Ltd.

/s/ Michael P. Kurtanjek
White Mountain Titanium Corporation

/s/ Michael P. Kurtanjek
Cia. Minera Rutile Chile Ltda.

Schedule A

The “Cerro Blanco Project” or “CBP” is comprised of and shall at all times and from time to time mean and be construed to encompass in the broadest and fullest sense, all and singular, those certain lands, premises, metals, mines and mineral deposits or resources, precious or base, and all other assets, undertaking and businesses in relation thereto, real and personal, tangible and intangible, whether proven, probable or otherwise, known and unknown, in whatever form, whether or not removed from the lands or in situ, howsoever and to the greatest extent owned, deeded, recorded, titled, leased, licensed, franchised or otherwise owned, used or enjoyed as referred to in, on or about the Cerro Blanco Property, Chile, as more particularly described or referred to in a Prospectus filed by WMTC with the United States Securities and Exchange Commission on April 23, 2007:  Reg. No 33-129347, Pages 22 - 26, together with all other (whether or not adjacent, subjacent or contiguous) lands, premises, metals, mines and mineral deposits or resources, precious or base, and all other assets, undertaking and businesses in relation thereto, real and personal, tangible and intangible, whether proven, probable or otherwise, known and unknown, in whatever form, whether or not removed from the lands or in situ, howsoever and to the greatest extent owned, deeded, recorded, titled, leased, licensed, franchised or otherwise owned, used or enjoyed as may, from time to time during the Term, thereto be or become added, extended, supplemented, modified, amended, found, located, probable, proven or otherwise discovered. For greater certainty, except for the exploration, mining, extraction or other exploitation thereof carried out in the ordinary course of the mining business of CMR during the Term, no purported Transfer by CMR or by any other of any such lands, premises, metals, mines and mineral deposits or resources or of any such assets, undertaking and businesses as described above shall thereby diminish, reduce, exclude nor otherwise detract from the broadest and fullest meaning of the Cerro Blanco Project and the accounting for and recognition of, for the purposes of this Agreement, the quantities and volumes of the Materials attributable to the Cerro Blanco Project.

Schedule B

B.1    DISPUTE RESOLUTION

Should there arise any dispute, disagreement, question, claim or controversy relating to this Agreement, the transactions effected or contemplated pursuant to this Agreement, the performance of them by the parties or in respect of any legal relationship related thereto or calculation or determination with respect thereto or if there is a failure to reach a definitive Agreement under any provision of this Agreement calling for any matter to be calculated, determined, negotiated, settled or mutually agreed upon (as the case may, any of the foregoing is a “Dispute”) then the parties shall promptly commence good faith negotiations between them with the objective of resolving the Dispute. No party shall withdraw services nor stop payment or performance of any obligation under this Agreement during the currency of any Dispute. If within a 90 day period following the commencement of such negotiations, the Dispute shall not have been resolved to the satisfaction of the parties, the parties will attempt within the next ensuing 90 day period to resolve the Dispute through non-binding without prejudice mediation, with the assistance of an experienced mediator, being an individual mutually agreed upon by the parties, and the costs of whom shall be shared by the parties. If the selection and retainer of a mediator is not agreed upon in writing by the parties, then a mediator shall be selected by Order of a Judge of the Supreme Court of British Columbia, as if the request to select and appoint a mediator were the selection of an arbitrator pursuant to a reference and submission to arbitration under the Commercial Arbitration Act (British Columbia), RSBC 1996 c. 55 (the “Act”). On the completion of the mediation process, if the Dispute is not resolved to the satisfaction of the parties, then the Dispute will be finally resolved as expeditiously as possible by arbitration under the Act, to be conducted in English before a panel of three arbitrators, in Vancouver, British Columbia; the first arbitrator shall be appointed by BHS, the second arbitrator shall be appointed by the Project Owners jointly and the third arbitrator shall be appointed by the joint determination of the first arbitrator and second arbitrator.

B.2    GOVERNING LAW AND ATTORNMENT

This Agreement will be governed by and construed in accordance with the substantive laws of British Columbia and the federal laws of Canada applicable in British Columbia, without regard to the conflict of law rules of British Columbia. Subject always to Section B.1, the parties irrevocably submit to and accept generally and unconditionally the jurisdiction of the courts and appellate courts of British Columbia with respect to any legal action or proceeding which may be brought at any time relating in any way to this Agreement. Each of the parties irrevocably waives any objection it may now or in the future have to the venue of any such action or proceeding, and any claim it may now or in the future have that any such action or proceeding has been brought in an inconvenient forum.

B.3    NO SETOFF BY PROJECT OWNERS

The obligations and responsibilities of the Project Owners pursuant to this Agreement, including the obligations to pay all amounts arising, accruing or otherwise owing under this Agreement, are absolute and unconditional in all circumstances. The Project Owners will pay all such amounts in gross, without deduction regardless of any claim in the nature of setoff, abatement, compensation or any other deduction whatsoever which may be raised by the Project Owners.

B.4    TIME OF THE ESSENCE OF THE AGREEMENT

Unless otherwise specifically provided in this Agreement, time will be of the essence of this Agreement and of payments, obligations and other transactions contemplated by this Agreement.

B.5    REMEDIES NOT EXCLUSIVE

The remedies provided to the parties under this Agreement are cumulative and not exclusive to each other and any such remedy will not be deemed or construed to affect any right which any of the parties is entitled to seek at law, in equity or by statute.

B.6    NOTICES

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing or emailing the same to the parties as follows:

To the Project Owners at:

2150 - 1188 West Georgia Street Vancouver, B.C. Canada V6E 4A2
Attention:	Mr Chuck Jenkins, CFO
Fax No.:	604-669-4776
Email:	cejcga@telus.net

To BHS at:

2150 - 1188 West Georgia Street Vancouver, B.C. Canada V6E 4A2
Attention:	Mr Robert Fischer, President
Fax No.:	604-669-4776
Email:	rfischer@triointl.com

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax or email, on the next business day after receipt of transmission. Any party may change its fax number or address for service or email address from time to time by written notice in accordance with this section.

B.7     FORCE MAJEURE

The failure or delay of any party to this Agreement to perform any obligation under this Agreement solely by reason of acts of God, acts of civil or military authority, civil disturbance, war, strikes or other labour disputes or disturbances, fire, transportation contingencies, shortage of facilities, fuel, energy, labour or materials, or laws, regulations, acts or orders of any governmental agency or official, other catastrophes, or any other circumstance beyond its reasonable control (“Force Majeure”) will be deemed not to be a breach of this Agreement so long as the party so prevented from complying with this Agreement has not contributed to such Force Majeure, has used reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and continues to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such Force Majeure, performance of the obligations will be deferred until the Force Majeure ceases. This section will not apply to excuse a failure to make any payment when due.

B.8    COUNTERPARTS

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All of these counterparts will for all purposes constitute one Agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart. A fax transcribed copy or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding Agreement or counterpart of the executing party.

B.9    WAIVER

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement will preclude any further or other exercise of such right or power. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective until the same is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

B.10    FURTHER ASSURANCES

Each of the parties will promptly execute and deliver to the other at the cost of the other such further documents and assurances and take such further actions as the other may from time to time request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies intended to be created in favour of the other.

B.11    ENTIRE AGREEMENT

This Agreement and any documents and agreements to be delivered pursuant to this Agreement supersede all previous invitations, proposals, letters, correspondence, negotiations, promises, Agreements, covenants, conditions, representations and warranties but with respect only to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition or collateral Agreement affecting this Agreement. No trade terms or trade usages are to be incorporated by reference implicitly or otherwise into this Agreement, unless expressly referred to in this Agreement.

B.12    AMENDMENTS

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

B.13    INCONSISTENT DOCUMENTS

This Agreement is intended to supersede and replace any pre-printed terms which may be included on any commercial documentation exchanged between them including, without limiting the generality of the foregoing, any billings, purchase orders, invoices and shipping documentation.

B.14    INVALIDITY OF PARTICULAR PROVISION - SEVERABILITY

If any provision of this Agreement or any part of any provision (in this section called the “Offending Provision”) is declared or becomes unenforceable, invalid or illegal for any reason whatsoever including, without limiting the generality of the foregoing, a decision by any competent courts, legislation, statutes, bylaws or regulations or any other requirements having the force of law, then the remainder of this Agreement will remain in full force and effect as if this Agreement had been executed without the Offending Provision.

B.15    RELATIONSHIPS

Nothing in this Agreement will make or be construed to make BHS and Project Owners partners of each other nor make the Project Owner agent of BHS nor create, except as expressly set out in this Agreement, any other relationship by which the acts of any party may bind the others or result in any liability to the other. The obligations of the Project Owners are joint and several obligations of each of them.

B.16    NUMBER AND GENDER

Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, words importing the masculine gender will include the feminine and neuter genders, words importing persons will include firms and corporations and words importing firms and corporations will include individuals.

B.17    HEADINGS AND CAPTIONS

The headings and captions of sections and paragraphs contained in this Agreement are all inserted for convenience of reference only and are not to be considered when interpreting this Agreement.

B.18    ENUREMENT

Subject to the restrictions on Transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the parties and their respective lawful successors and permitted assigns.

B.19    TERMINATION FOR DEFAULT

If BHS is alleged to be negligent in BHS’s conduct or to be otherwise in breach of its material obligations under this Agreement (whether as a matter of the law of contracts, torts or otherwise), the Project Owners may give formal written notice to BHS to such effect, setting out the conduct complained of and providing BHS a cure period of 365 days following receipt of such notice and the Term of this Agreement will continue without interruption during such 365 day period. If BHS has effected such cure, or if BHS has commenced and is continuing with commercially reasonable diligence to effect such cure, then Term of this Agreement will continue and the obligations of the Project Owners will be specifically performed and carried out without interruption. If however, such conduct is not cured within such 365 days as set out in such notice or within such longer period as is reasonably required in the circumstances where BHS has commenced and is continuing to effect such cure, the conduct and attempt, if any, to cure such conduct shall be the subject of the dispute resolution procedure as a Dispute under section B.1, failing which dispute resolution procedure and if such conduct is found by any arbitration under section B.1 to have been grossly negligent or fundamentally in breach of BHS’s material obligations under this Agreement, only then may the Project Owners elect to have continuing services of BHS under this Agreement terminated and the Term ended, but not otherwise. This section B.19 sets out the paramount and exclusive remedies and means of dispute resolution as against BHS for all recourse, claims, demands, suits, debts or other actions or causes of action, at law or in equity, and for any relief or remedies of any kind, nature and amount, whether for ending the Term, for damages, costs or any other compensation (subject always to such limits thereon otherwise set out in this Agreement) for seeking to terminate the services of BHS and in respect of any and all conduct, acts or omissions on the part of BHS or on the part of any other in law for whom BHS is or may be responsible. The parties accept and agree that the provisions of this section B.19 are necessary and reasonable in view of the length of the Term and very substantial commitments of effort, know-how, goodwill, resources and contacts and other obligations on the part of BHS or affiliates of BHS to the Project Owners and to or for the benefit of the CBP and that, accordingly, the Term of this Agreement shall continue and the obligations of the Project Owners shall continue to be specifically performed and carried out, as set out above, throughout and to the completion of the dispute resolution procedure under section B.1.

B.20    SURVIVAL OF TERMS

Sections 3, 5, 6, 7, 9, 10 and 11 of this Agreement and such other provisions as may reasonably be expected to remain in force will survive the expiration or termination of this Agreement and will remain in full force and effect following such expiration or termination. For greater certainty, the expiration or termination of this Agreement shall not affect the obligation of the Project Owners to pay and indemnify BHS for Commissions earned, due or accruing due under section 4 of this Agreement up to and including the date of such expiration or termination. The expiration or termination of this Agreement will not affect the rights of any party to make a claim for damages or for any other remedy arising from a breach of any provision of this Agreement which occurred prior to such expiration or termination.

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